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                                                                    EXHIBIT 15.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Nabors Industries, Inc. and Subsidiaries Registration Statements on Form S-8, Form S-3 and Form S-4.

We are aware that our report dated April 18, 2001 on our review of the interim condensed consolidated financial information of Nabors Industries, Inc. and Subsidiaries for the three months ended March 31, 2001 and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Registration Numbers 333-92483, 333-91829, 333-91743, 333-87069,
333-86289, 333-76077, 333-45446 and 333-11313), on Form S-3 (Registration
Numbers 333-81137, 333-44532 and 333-59884) and on Form S-4 (Registration Numbers 333-84781 and 333-72397).



PricewaterhouseCoopers LLP

May 15, 2001
Houston, Texas